UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 31, 2009

Collexis Holdings, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)
001-33495 (Commission File Number)	30-0505595 (IRS Employer Identification No.)
1201 Main Street, Suite 980, Columbia, SC (Address of principal executive offices)	29201 (Zip Code)
(803) 727-1113 (Registrant’s telephone number, including area code)
n/a (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On January 31, 2009, Collexis Holdings, Inc. (“Collexis”) entered into a Letter Agreement with the Institute of Legal Publishing, Inc. (“LawCorp”) to waive payment and extend the due date of the first installment due by Collexis to LawCorp under the LLC Interests Purchase Agreement (the “Purchase Agreement”) entered into as of February 1, 2008 by and among Collexis, Lawriter LLC, OSBA.COM LLC, and LawCorp.

The first installment due to LawCorp under the Purchase Agreement was payable as of February 1, 2009 in the amount of $750,000.  LawCorp agreed to extend the due date of the payment until April 1, 2009, at which time Collexis shall (1) issue to LawCorp 909,091 shares of Collexis common stock as partial payment of the first installment in an amount equal to $100,000 and (2) pay the balance of the first installment ($650,000) in full in cash.  Should the first installment remain unsatisfied as of April 2, 2009, LawCorp and OSBA.COM LLC shall have the option to have 100% of the ownership of Collexis’ Lawriter subsidiary and all its current assets transferred to them as payment of all obligations due to them under the Purchase Agreement.  In the interim period, Collexis has agreed not to encumber any of the Lawriter assets.

           All other provisions of the original Purchase Agreement dated February 1, 2008, except for those above relating to the first installment, will remain unchanged.

For more details, please refer to the executed Letter Agreement attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

Number	Exhibit
10.1	Letter Agreement to Extend the Installment Payment Due the Institute of Legal Publishing, Inc. According to the Terms of the LLC Interests Purchase Agreement Entered Into as of February 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLEXIS HOLDINGS, INC.

Dated: February 5, 2009	By:	/s/ Mark Murphy
Mark Murphy
Chief Financial Officer